Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

NEWS RELEASE

CHASE CORPORATION ANNOUNCES THIRD QUARTER RESULTS

REVENUES OF $35.1 MILLION

EARNINGS PER SHARE OF $0.37

Bridgewater, MA — July 9, 2012 — Chase Corporation (NYSE MKT: CCF) today reported revenues of $35.1 million for the quarter ended May 31, 2012.  This represents an increase of 7.7% compared to $32.6 million in the third quarter of last year.  Net income of $3.37 million increased $0.40 million or 13.5% from $2.97 million in the prior year period.  Earnings per diluted share of $0.37 in the third quarter of fiscal 2012 increased $0.04 from fiscal 2011.

For the nine months ended May 31, 2012 revenues increased $6.5 million or 7.2% to $96.7 million compared to $90.2 million in the prior year period.  Net income decreased $0.41 million or 5.6% to $6.90 million or $0.76 per share in the year to date period from $7.31 million or $0.81 per share in fiscal 2011.

Peter R. Chase, Chairman and Chief Executive Officer commented: “We are pleased with the improved results. Both reporting segments contributed with strong business team efforts which overcame some significant expenses in support of M&A and plant operations transition.  Consolidation is on schedule with Oxford and Pittsburgh operations completing customer qualifications for locally produced products to replace those currently made in Randolph.  The Winnersh, UK plant is increasing its effectiveness with strong support from the U.S. operations team.  Our coordinated marketing and R&D programs are progressing toward the goal of a continuing flow of new products and applications.

“In late June we completed the largest acquisition in the Company’s history.  NEPTCO’s sales volume brings us to an exciting new level and provides opportunities for integration efficiencies and increased organic growth.  We look forward to a strong finish to the year.”

Revenue for the Industrial Materials segment increased in the third quarter over the prior year as greater demand for wire and cable and electronic coatings products drove stronger results.  The Construction Materials segment also saw increased revenues primarily due to sales of highway construction products.

The Company’s ability to leverage manufacturing and administrative overhead and overall profitability was negatively impacted by transaction expenses related to its acquisition of NEPTCO of $0.6 million and $0.7 million in the quarter and year to date periods, respectively. In addition, the Company also incurred ongoing transition costs related to the Randolph plant move, moving costs related to the Company’s Winnersh and Oxford plants and settlement costs on the defined benefit pension plan due to the timing of lump sum distributions. These costs, including the aforementioned acquisition costs, totaled approximately $1.3 million and $1.8 million in the quarter and year to date periods, respectively.

As of May 31, 2012, the Company’s working capital was $37.0 million, including cash on hand of $13.2 million.  In June 2012, as part of its acquisition of NEPTCO, the Company borrowed $70 million under a five year term debt financing arrangement. As part of the financing for this acquisition, the Company retired all of its pre-existing debt with Bank of America and RBS Citizens.  Additionally, the Company obtained a new revolving line of credit totaling $15 million which replaces the existing $10 million line.

The following table summarizes the Company’s financial results for the three and nine months ended May 31, 2012 and 2011.

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
All figures in thousands, except per share figures	2012	2011	2012	2011

Revenues	$35,139	$32,626	$96,689	$90,154

Costs and Expenses
Costs of products and services sold	22,210	21,230	65,231	58,732
Selling, general and administrative expenses	7,603	7,209	21,108	20,461

Operating income	5,326	4,187	10,350	10,961

Other income (expense)	(297)	3	100	18

Income before income taxes	5,029	4,190	10,450	10,979

Income taxes	1,656	1,224	3,553	3,668

Net income	$3,373	$2,966	$6,897	$7,311

Net income available to common shareholders, per common and common equivalent share	$0.37	$0.33	$0.76	$0.81

Weighted average diluted shares outstanding	8,798	8,779	8,783	8,764

Contact:
Paula Myers
Shareholder & Investor Relations Department
Phone:	508.819.4219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.